Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142975

PROSPECTUS SUPPLEMENT NO. 1
DATED JANUARY 20, 2009
(To Prospectus Dated November 17, 2008)

KAL ENERGY, INC.

17,727,500 Shares of Common Stock

This Prospectus Supplement No. 1, dated January 20, 2009 (“Supplement No. 1”), filed by KAL Energy, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated November 17, 2008 (as amended and supplemented from time to time, the “Prospectus”).  This Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus relates to the public sale, from time to time, of up to 17,727,500 shares of our common stock by the selling stockholders identified in the Prospectus.

The information attached to this Supplement No. 1 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 1.

This Supplement No. 1 includes the attached Quarterly Report on Form 10-Q as filed by the Company with the Securities and Exchange Commission on January 20, 2009 and the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on December 10, 2008.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is January 20, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10–Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended November 30, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

World Trade Center 14th Floor Jl. Jenderal Sudirman Kav. 29-31 Jakarta, Indonesia	12920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (62)-21-5211110

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer; an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)  Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date:  135,387,072 shares of common stock as of November 30, 2008.

KAL ENERGY, INC.
QUARTERLY REPORT ON FORM 10-Q
FOR
THE QUARTER ENDED NOVEMBER 30, 2008

TABLE OF CONTENTS

		Page No.

Part I.	Financial Information

Item 1.	Financial Statements	3

	Consolidated Balance Sheets — November 30, 2008 (unaudited) and May 31, 2008	3

	Consolidated Statements of Operations (unaudited)— Three and Six Month Periods Ended November 30, 2008 and 2007 and the Period From February 21, 2001 (Inception) to November 30, 2008	4

	Consolidated Statements of Cash Flows (unaudited)— Three and Six Month Periods Ended November 30, 2008 and 2007 and the Period From February 21, 2001 (Inception) to November 30, 2008	5

	Consolidated Statements of Stockholders’ Equity/(Deficit) (unaudited)- From February 21, 2001 (Inception) to November 30, 2008	6

	Notes to Unaudited Consolidated Financial Statements	7

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	18

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	22

Item 4.	Controls and Procedures	22

Part II.		23

Item 6.	Exhibits	24

Signatures		24

Exhibit Index

PART I—FINANCIAL INFORMATION

Item 1.  Financial Statements

KAL ENERGY, INC. AND SUBSIDIARIES
 (An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	NOVEMBER 30, 2008	MAY 31, 2008
	(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$122,295	$1,944,567
Other receivable	16,766	75,945
Prepaid expenses and other current assets	215,817	123,307
Total Current Assets	354,877	2,143,819

Property, Plan and Equipment, net	104,556	-
Intangible assets, net	6,436,183	6,613,326

Total Assets	$6,895,616	$8,757,144

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,107,773	$597,459
Shares to be issued	-	700,000
Total Current Liabilities	1,107,773,	1,297,459

COMMITMENTS	-	-

Stockholders’ Equity
Common Stock
Authorized:
500,000,000 voting common shares, par value $0.0001
Issued and outstanding:
9,000,000 treasury shares issued and outstanding	900	-
135,387,072 and 134,687,072 common shares issued and outstanding respectively	13,539	13,469
Additional paid-in capital	23,562,323	21,904,316
Subscription receivable	-	(40,000)
Deficit Accumulated During The Exploration Stage	(17,788,919)	(14,418,100)
Total Stockholders' Equity	5,787,843	7,459,685

Total Liabilities and Stockholders' Equity	$6,895,616	$8,757,144

The accompanying notes are an integral part of these unaudited consolidated financial statements

KAL ENERGY, INC. AND SUBSIDIARIES
 (An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

  (Unaudited)

						FOR THE CUMULATIVE
						PERIOD FROM
	FOR THE THREE MONTH			FOR THE SIX MONTH		FEBRUARY 21
	PERIODS ENDED			PERIODS ENDED		2001 (INCEPTION) TO
	NOVEMBER 30			NOVEMBER 30		NOVEMBER 30
	2008		2007	2008	2007	2008

Net Revenue		$-	$-	$-	$-	$-

Operating Expenses
Exploration expenditures		400,894	946,506	780,810	2,372,251	5,170,455
Stock based compensation expense		768,985	1,551,245	978,977	3,078,640	7,163,408
General and administrative expenditures		435,647	475,374	957,560	851,461	3,499,788
Professional and consulting fees		443,523	164,793	731,420	375,070	2,154,552
Total Operating Expenses		2,049,048	3,137,918	3,448,767	6,677,422	17,988,203

Other income:
Consulting services		6,440	-	59,745	-	131,625
Interest income		7,785	9,074	18,203	21,908	67,659
Total other income		14,225	9,074	77,948	21,908	199,284

Net Loss	$	(2,034,822)	$(3,128,844)	$(3,370,819)	$(6,655,514)	$(17,788,919)

Net Loss Per Common Share, basic and diluted		$(0.01)	$(0.03)	$(0.02)	$(0.03)

*Basic and Diluted Weighted Average Number Of Common Shares Outstanding		137,791,559	98,286,413	139,808,361	98,038,614

*Weighted average number of shares for dilutive securities has not been taken since the effect of dilutive securities is anti dilutive

The accompanying notes are an integral part of these unaudited consolidated financial statements

KAL ENERGY, INC. AND SUBSIDIARIES
 (An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

			FOR THE CUMULATIVE
			PERIOD FROM
	FOR THE SIX MONTH PERIOD ENDED		FEBRUARY 21, 2001
	NOVEMBER 30		(INCEPTION) TO
	2008	2007	NOVEMBER 30, 2008
Cash Flows In Operating Activities:

Net loss for the period	$(3,370,819)	$(6,655,514)	$(17,788,919)

Adjustments to reconcile net loss to net cash used in operating activities:

Stock based compensation expense	978,977	3,078,641	7,163,408
Stock issued for consulting services	-	-	261,250
Amortization expense	178,694	177,413	651,074
Allowance for bad debt-Note receivable	-	-	362,656
(Increase) / decrease in accounts receivable	59,179	-	(16,766)
Increase in prepaid expenses and other current assets	(92,510)	(42,431)	(221,141)
Increase in accounts payable and accrued liabilities	530,315	1,468,011	845,678
Net cash used in operating activities	(1,716,165)	(1,974,150)	(8,742,760)

Cash Flows In Investing Activities:
Cash of acquired subsidiary	-	-	201,054
Cash investment in subsidiary	-	-	(10,000)
Acquisition of property, plant and equipment	(106,107)		(106,107)
Net cash provided by (used in) investing activities	(106,107)	-	84,947

Cash Flows In Financing Activities:
Advances from shareholder	-	75,000	117,820
Payments to shareholders	-	-	(117,820)
Issuance of notes payable	-	-	-
Debt repayments	-	-	(198,000)
Advances on notes receivable	-	(50,000)	(753,995)
Proceeds from issuance of common stock	-	1,912,259	9,732,103
Net cash provided by financing activities	-	1,937,259	8,780,108

Increase/(Decrease) In Cash & cash equivalents	(1,822,272)	(36,891)	122,295

Cash And Cash Equivalents, Beginning Of Period	1,944,567	729,626	-

Cash And Cash Equivalents, End Of Period	$122,295	$692,735	122,295

Supplemental Disclosure Of Cash Flow Information
Cash paid during the period
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

Supplemental Disclosure of Non Cash Transactions

Shares issued to acquire subsidiary	$-	$-	$6,400,000
Shares returned by founders	$900	$-	$900
Shares issued to investors	$873	$-	$873

The accompanying notes are an integral part of these unaudited consolidated financial statements

KAL ENERGY, INC. AND SUBSIDIARIES
 (An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM FEBRUARY 21, 2001 (INCEPTION) TO NOVEMBER 30, 2008
  (Unaudited)

							ACCUMULATED
	TREASURY STOCK		COMMON STOCK				DEFICIT
					ADDITIONAL		DURING THE
					PAID-IN	SUBSCRIPTION	EXPLORATION
	NUMBER	AMOUNT	NUMBER	AMOUNT	CAPITAL	RECEIVABLE	STAGE	TOTAL
Issuance of common stock for cash
Founders’ shares	-	-	40,000,000	$1,000	$-	$-	$-	$1,000.00
Initial shares	-	-	6,875,272	3,688	47,877	-	-	51,565
Net loss for the period	-	-	-	-	-	-	(35,809)	(35,809)
Balance, May 31, 2001	-	-	46,875,272	4,688	47,877	-	(35,809)	16,756
Net income for the year	-	-	-	-	-	-	15,723	15,723
Balance, May 31, 2002	-	-	46,875,272	4,688	47,877	-	(20,086)	32,479
Net loss for the year	-	-	-	-	-	-	(16,847)	(16,847)
Balance, May 31, 2003	-	-	46,875,272	4,688	47,877	-	(36,933)	15,632
Net loss for the year	-	-	-	-	-	-	(18,846)	(18,846)
Balance, May 31, 2004	-	-	46,875,272	4,688	47,877	-	(55,779)	(3,214)
Net loss for the year	-	-	-	-	-	-	(11,544)	(11,544)
Balance, May 31, 2005	-	-	46,875,272	4,688	47,877	-	(67,323)	(14,758)
Net loss for the year	-	-	-	-	-	-	(10,348)	(10,348)
Balance, May 31, 2006	-	-	46,875,272	4,688	47,877	-	(77,671)	(25,106)
Merger with Thatcher Mining Pte. Ltd.	-	-	32,000,000	3,200	6,396,800	-	-	6,400,000
Stock issued for cash	-	-	17,615,000	1,762	3,501,239	-	-	3,503,000
Stock issued for services	-	-	1,112,500	111	222,389	-	-	222,500
Issuance of shares under stock compensation plan	-	-	125,000	13	342,488	-	-	342,500
Stock based compensation expense	-	-	-	-	958,872	-	-	958,872
Net loss for the year	-	-	-	-	-	-	(3,693,152)	(3,693,152)
Balance, May 31, 2007	-	-	97,727,772	9,773	11,469,664	-	(3,770,823)	7,708,614
Stock issued for cash	-	-	34,957,600	3,496	5,473,042	-	-	5,476,528
Stock issued for services	-	-	55,000	6	38,745	-	-	38,750
Issuance of shares under stock compensation plan	-	-	1,946,700	195	674,909	(40,000)	-	635,104
Stock options granted to employees	-	-	-	-	4,247,957	-	-	4,247,957
Net loss for the year	-	-	-	-	-	-	(10,647,276)	(10,647,276)
Balance, May 31, 2008	-	-	134,687,072	13,469	21,904,316	(40,000)	(14,418,100)	$7,459,685
Stock issued for cash	-	-	8,729,167	873	699,127	-	-	700,000
Stock options granted to employees	-	-	970,833	97	978,880	-	-	978,977
Subscription received (cancelled)	-	-	-	-	(20,000)	40,000	-	20,000
Stocks returned by the founders	9,000,000	900	(9,000,000)	(9,000)	-	-	-	-
Net loss for the six month period ended November 30, 2008	-	-	-	-	-	-	(3,370,819)	(3,370,819)
Balance, November 30, 2008	9,000,000	$900	135,387,072	$13,539	$23,562,323	$-	$(17,788,919)	$5,787,843

The accompanying notes are an integral part of these unaudited consolidated financial statements

KAL ENERGY, INC. AND SUBSIDIARIES
 (An Exploration Stage Company)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.           NATURE OF OPERATIONS AND GOING CONCERN

a)  Organization and Change of Name

KAL Energy, Inc. (formerly, Patriarch, Inc.) (“the Company” or “we”) was incorporated on February 21, 2001 in the State of Delaware.  On November 14, 2006, the Company’s stockholders voted to amend the Company’s Certificate of Incorporation to change the Company’s name to KAL Energy, Inc. This amendment took effect on December 20, 2006.  The Company was formed for the purpose of acquiring and developing exploration stage natural resource properties.  The Company is in the exploration stage.  The Company’s operations are carried out by its wholly owned subsidiary, Thatcher Mining Pte. Ltd, a corporation formed under the laws of the Republic of Singapore on  June 8, 2006 (“Thatcher”) and acquired by the Company on February 9, 2007.  The Company formed PT Kubar Resources (“Kubar”), a limited liability foreign investment (PMA) company corporation under the laws of the Republic of Indonesia on April 12, 2007, and completed its registration on June 6, 2007.  Kubar is owned 99% by Thatcher and 1% by the Company, making it a wholly owned subsidiary of the Company.  The Company acquired Finchley Resources Pte. Ltd. (Finchley), a corporation formed under the laws of the Republic of Singapore on September 12, 2007.

b)  Exploration Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations.  The Company is currently seeking opportunities for profitable operations.  Costs related to locating coal deposits and determining the extractive feasibility of such deposits are expensed as incurred.

c) Going Concern

The Company’s interim financial statements have been prepared on a going concern basis, which contemplate the realization of assets and satisfaction of liabilities in the normal course of business.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company had incurred cumulative losses of $17,788,919. In addition, the Company’s current liabilities exceed its current assets by $752,896, and has no revenue.  In addition, the permits allowing exploration activities on its mining concessions in Kalimantan expired on September 14, 2008.  Whilst applications for permit extensions have been submitted, and while the original permits continue to be valid automatically for another twelve months,  there is no assurance that a renewal will be granted. These factors raise substantial doubt about Company’s ability to continue as a going concern.

The interim financial statements do not include adjustments relating to recoverability and classification of recorded assets amounts, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Recurring losses from operations and operating cash constraints are potential factors, which, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern.  Management devoted considerable effort from inception through the quarter ended November 30, 2008,  towards (i) additional working capital through the issuance of the Company’s equity securities, (ii) reduction of its recurring operational costs, (iii) management of accrued expenses and accounts payable, and (iv) the pursuit of a suitable strategic partner. Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying interim condensed consolidated financial statements are prepared in accordance with rules set forth in Regulation SB promulgated by the Securities and Exchange Commission.  Accordingly,  these  statements  do  not  include  all  disclosures required under generally  accepted  accounting principles and should be read in conjunction with the audited financial  statements included in the Company's Form 10-KSB for the fiscal year ended May 31,  2008.  In the opinion of the Company’s management, all adjustments consisting  of normal  recurring  accruals  have  been  made to the  financial statements.  The results of operation for the six months ended November 30, 2008 are not necessarily indicative of the results to be expected for the fiscal year ending May 31, 2009.

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of Kal Energy, Inc., the accounts of its wholly owned subsidiaries, Thatcher, PT Kubar and Finchley, and the accounts of the variable interest entities, PT. Bunyut Bara Mandiri and PT. Graha Panca Karsa (Note 8), collectively “the Company”. All significant  inter-company  transactions  and accounts have been eliminated in consolidation.

Use of estimates

The preparation of financial statements is in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect  the  reported  amounts  of assets  and  liabilities  and  disclosure  of contingent  assets and  liabilities at the date of the financial  statements and the  reported  amounts of revenues  and expenses  during the  reporting  period. Actual results could differ from those estimates.

Basic and diluted net loss per share

Net loss per share is calculated  in accordance  with the Statement of financial accounting  standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded  Accounting  Principles  Board  Opinion  No.15 (APB 15). Net loss per share for all periods  presented  has been  restated to reflect the  adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of  common  shares  outstanding.  Diluted  net  loss  per  share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later),  and as if funds obtained thereby were used to purchase  common  stock at the average  market price during the period.

Property, plant and equipment

The Company capitalizes all assets that have a useful life of over one year and are above $500.  The assets are depreciated using the straight-line method of depreciation.  The useful lives used for depreciation are consistent with those used for US tax purposes and are as follows:

Computer Equipment – 5 Years

Furniture & Equipment – 7 Years

Intangible Assets

The Company evaluates intangible assets, goodwill and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142.  The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

Recent pronouncements

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a.  A brief description of the provisions of this Statement

b.  The date that adoption is required

c.  The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009. The management is currently evaluating the effect of this pronouncement on financial statements.

In May of 2008, FASB issued SFASB No.162, “The Hierarchy of Generally Accepted Accounting Principles”. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The Company does not believe this pronouncement will impact its financial statements.

In May of 2008, FASB issued SFASB No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60”. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The Company does not believe this pronouncement will impact its financial statements.

3.             OTHER RECEIVABLE

At November 30, 2008 and May 31, 2008, the Company had $16,766 and $75,945, respectively of other receivable related to the outsourcing of exploration personnel.

4.           NOTES RECEIVABLE

As of May 31, 2008, the Company had two note receivables of $150,000 and $175,000 from two unrelated parties. The note receivables were both pledged by the shares to be purchased by the notes, with an interest rate of twelve month LIBOR plus 5%, and due on demand. The Company had accrued $37,656 of interest against this loan. Subsequent to the fiscal year end, the Company did not receive confirmation from the holders of the notes. As such, the Company commenced a change in the ownership of GPK and BBM in accordance with the terms of the share pledge agreements. The Company is in the process of selling the notes to third parties. Article 127 of Company Law requires that any change of more than 50% shareholding requires a newspaper announcement, with closing to occur no earlier than 30 days post-the announcement. Up until the time the notes are transferred, the Company is placing a reserve against the entire balance of the notes. Once the transfer is completed and the notes are assumed by new parties, the Company will reevaluate the value of the notes and the carrying amount of the reserve, if any. (see note 16) As at November 30, 2008 and May 31, 2008, the Company based upon its evaluation of the notes, has provided an allowance for bad debts against the Notes receivable amounting to $50,410.

	November 30, 2008 (unaudited)	May 31, 2008
Loan advances	325,000	325,000
Accrued interest	50,410	37,656
Loan balance	375,410	362,656
Reserve	(375,410)	(362,656)
Total	-	-

5.           PREPAID EXPENSES AND DEPOSITS

Prepaid expenses and deposits are as follows:

	November 30, 2008 (unaudited)	May 31, 2008
Prepaid expenses	$188,525	$111,542
Deposits	27,292	11,765
Total Prepaid expenses	$215,817	$123,307

Prepaid expenses as at November 30, 2008 include $15,948 of prepaid insurance, $13,454 for employee advances, $43,146 of withholding tax receivables, $55,725 prepayments for rental, and $60,252 of other prepaid expenses. Deposits include $22,397 in rent deposit and $4,895 in security deposits.

Prepaid expenses as at May 31, 2008 include $39,780 of prepaid insurance, $27,165 for employee advances, $21,652 of withholding tax receivables, $18,281 prepayments for rental, and $4,664 of other prepaid expenses. Deposits include $11,765 for rental deposit.

6.            ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued expenses at are as follows:

	November 30, 2008 (unaudited)	May 31, 2008
Accounts payable	$707,229	$424,847
Accrued expenses	400,544	172,612
Total Accounts payable and accrued expenses	$1,107,773	$597,459

As of November 30, 2008 and May 31, 2008, the Company owed the following amounts to related parties for expenses incurred in the normal course of business, included in the totals above:

Officers & Directors	November 30, 2008 (unaudited)	May 31, 2008
Martin Hurley	$-	$32,943
Jorge Nigaglioni	49,735	3,154
William Bloking	74,644	16,341
Andrew Caminschi	15,778	-
Antonio Varano	11,000	3,061
	$151,157	$55,499

7.    PROPERTY, PLANT & EQUIPMENT

Property, plant and equipment at are as follows:

	November 30, 2008 (unaudited)	May 31, 2008
Furniture & equipment	$95,380	$-
Office equipment	10,727	-
	106,107	-
Less: accumulated depreciation	(1,551)	-
Net property, plant and equipment	$104,556	$-

Furniture & equipment contain leasehold improvements on the company’s primary offices and its support equipment.

8.           INTANGIBLE ASSETS

The Company entered into two Investment and Cooperation agreements with PT Graha Panca Karsa (“PT GPK”) and PT Bunyut Bara Mandiri (“PT BBM”).  Pursuant to these agreements, the Company will provide mining services in exchange for a share of revenues derived from any coal sales.  The Company shall be entitled to all net proceeds from the sale of minerals arising out of the project, save for a 1% net smelter royalty.  The Company has recorded this asset at its fair value, based on the purchase method of accounting for acquisition, of $7,085,706 and is amortizing it over 20 years.

Gross Value of Agreements	$7,085,706
Amortization	(649,523)
Net Intangible assets	$6,436,183

Amortization expenses for the Company’s intangible assets over the next five years ending May 31, is estimated to be:

2009	$177,144
2010	354,288
2011	354,288
2012	354,288
2013	354,288
After	4,841,887
Total	$6,436,183

9.             RELATED PARTY TRANSACTIONS

The Company used the services of Mining House Ltd. for IT and administrative services.  These also include expense reimbursements for travel and other administrative expenses.  One of the Company’s directors was a director of Mining House Ltd.  Additionally, our two previous chief executive officers and Chairman, were directors in Mining House Ltd.  Payments for such services during the six month periods ended November 30, 2008 amounted to $38,259.  We have terminated the contract with Mining House Ltd. as of August 31, 2008.

The Company had a rental and services agreements with PB Commodities (“PBC”) for office space in Singapore.  “PBC” is owned by Concord International (“Concord”), a stockholder of the Company.  Rental and service payments for such services during the six month periods ended November 30, 2008 amounted to $15,776,. We have terminated the contract with PBC as of July 31, 2008.

The Company used Asia Consultancy Group Pte Ltd. (“ACG”) for exploration consulting services.  These also include expense reimbursements for travel and other administrative expenses. This contract was terminated in November 2007.  ACG is owned by PB Commodities.  There were no payments to ACG for the six month period ended November 30, 2008.

10.           SHAREHOLDER’S EQUITY

During the six month period ended November 30, 2008, the Company issued 4,666,667 shares from funds received in May of 2008.  These shares were recorded as shares to be issued as at May 31, 2008.

In the June 2007 financing, a dispute arose between the Company and the Investors as a result of administrative non-conformance relating to the Prior Agreements (the “Dispute”). On June 17, 2008, the Company’s board of directors agreed to resolve the Dispute by restructuring the terms of the June 2007 Financing and entering into an Amended and Restated Subscription Agreement (the “Restated Agreement”) with the Investors (the “Restructuring”). The Company entered into the Restated Agreement with the Investors on June 26, 2008. Pursuant to the Restructuring, the Company reduced the purchase price for the shares of common stock issued in the June 2007 financing to $0.15 per share and issued an aggregate of 4,062,500 additional shares of common stock to the Investors, resulting in the sale and issuance of an aggregate total of 5,000,000 shares of common stock to the Investors. In addition, the Company and the Investors agreed to cancel and terminate the Warrants, which were not previously issued by the Company to the Investors. The Restructuring will not change the gross proceeds received by the Company from the June 2007 financing, which remain approximately $750,000.

During the fiscal year ended May 31, 2008, the Company issued 34,957,600 shares for cash as part of private placement and has 4,666,667 shares to be issued as of May 31, 2008. For the year the Company raised $6,528,009 for a total of 39,624,233 shares. The Company incurred $351,471 in finders fees related to this transaction, for a net raise of $6,176,538.

During the fiscal year ended May 31, 2007, the Company issued 17,615,000 voting common shares for total of $3,523,000. The issuance is recorded net of the expenses and payments of the fund raising expenses. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital. In conjunction with the completion of the private placement offering, the Company paid legal expenses of $20,000 in cash The Company also issued 1,112,500 shares of restricted stock valued at $222,500 as consulting fees.

The Company also affected a 4 for 1 stock split on December 20, 2006.  The stock split resulted in an additional 35,341,454 voting common shares, resulting in 47,375,272 post-split shares outstanding (11,843,818 pre-split shares). All of the shares have been retroactively restated.

On January 18, 2007, the board of directors approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares off common stock from 100,000,000 to 500,000,000.   On January 19, 2007, shareholders of record holding a majority of the currently issued and outstanding common stock approved the amendment. The amendment became effective on March 2, 2007.

On April 12, 2007, the board of directors approved the 2007 Stock Incentive Plan for employees and outside contractors (the “SIP”).  The Company authorized 12,000,000 shares for use in the SIP.  As of November 30, 2008, 2,967,500 shares and 1,592,861 options had vested under the SIP.  The Company has issued 970,833 shares from the SIP during the six month period ended November 30, 2008.

11.             VARIABLE INTEREST ENTITY

The Company has adopted FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R"), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the company is the primary beneficiary of these entities. Acquisitions of subsidiaries or variable interest entities are accounted for using the purchase method of accounting. The results of subsidiaries or variable interest entities acquired during the year are included in the consolidated income statements from the effective date of acquisition.

ACCOUNTING AFTER INITIAL MEASUREMENT OF VIE - Subsequent accounting for the assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entity were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

· carrying amounts of the VIE are consolidated into the financial statements of the Company as the primary beneficiary (referred to as "Primary Beneficiary" or "PB");

· inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety; and

· because there is no direct ownership interest by the Primary Beneficiary in the VIE, equity of the VIE is eliminated with an offsetting credit to minority interest.

INITIAL MEASUREMENT OF VIE- The Company initially measures the assets, liabilities, and non-controlling interests of the VIEs at their fair values at the date of the acquisitions.

On February 28, 2007, the Company provided funds to two individuals for their purchase of 1,000 or 100% of the 1,000 outstanding shares of PT Graha Panca Karsa (“PT GPK”) and 1,000 or 100% of the 1,000 outstanding shares of PT Bunyut Bara Mandiri (“PT BBM”), exploration stage companies involved in the exploration of coal concessions in East Kalimantan, Indonesia.   The Company has been the sole source of funding to the shareholders of PT GPK since 2006 to acquire the shares in PT GPK through advances made under a loan agreement.  Such advances totaled $175,000 for the shareholders of PT GPK and $150,000 for the shareholders of PT BBM, at February 29, 2008. The Company is considered the primary beneficiary as it stands to absorb the majority of the VIE’s expected losses.

As of November 30, 2008, the Company has consolidated PT GPK and PT BBM’s financial statements for the six month period then ended in the accompanying financial statements. PT GPK and PT BBM did not have any operations through November 30, 2008.

12.             EXPLORATION EXPENDITURES

In 2006, Thatcher commenced exploration in properties in Kalimantan, Indonesia. Exploration expenses were performed by outside contractors, who billed all resources used individually between manpower, travel, equipment rentals, phone and other expenses.  The bulk of all expenditures was manpower, including the chief geologist, operations manager, site manager and site personnel from various contractors, and were utilized to make preliminary assessments of the properties to provide mining services and to conduct the Phase I Drilling Program.  Initial measurements of the quantity and quality of coal seams were made on two properties in East Kalimantan, Indonesia as well as studying the logistics for processing the coal on site and delivering it to customers.  Additionally, the Company has performed due diligence exploration in Mongolia, on a property for potential acquisition.

	Three months ended November 30, 2008 (unaudited)	Six months ended November 30, 2008 (unaudited)	Three months ended November 30, 2007 (unaudited)	Six months ended November 30, 2007 (unaudited)
Manpower	$311,675	$634,585	$477,643	$932,883
Site Expenses	50,801	79,844	228,086	766,966
Equipment	10,259	22,287	121,515	436,016
Travel	28,159	44,094	119,261	236,386
	$400,894	$780,810	$946,506	$2,372,251

13.           STOCK BASED COMPENSATION EXPENSE

Description of Stock-Based Compensation Plan

Stock Incentive Plan (SIP).  Effective April 27, 2007, we adopted the SIP. Under the provisions of the SIP, the Company may grant stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards to our officers, directors and key employees, as well as to consultants and other persons who provide services to us.  The SIP has a maximum contractual term of ten years. As of November 30, 2008, securities authorized and available for issuance in connection with our SIP were 5,311,667. Under the terms of the SIP, in no event shall the number of shares authorized for issuance in connection with the SIP exceed 12 million shares.

Valuation Assumptions

For all periods presented, the fair value of stock-based compensation made under the SIP was estimated using the Black-Scholes option pricing model.

The weighted average assumptions used for options granted, ESPP purchases and the LTPP were as follows:

Stock Option Plan
Risk-free interest rate	1.15%
Dividend yield	0%
Volatility	117.2%
Expected life	10 years

We used a historical volatility assumption to derive our expected volatility assumption.  We also considered that this is an exploration phase enterprise and as such, the expected volatility should be higher than that of established mining companies.  The same applies to our assumption regarding the expected life of our options.  The early stage of our Company makes us assume a conservative position that it will take longer for the options to achieve their value.

Stock-Based Payment Award Activity

        The following table summarizes equity share-based payment award activity in 2008:

		Available For Grant	Shares	Weighted Average Exercise Plan
Outstanding at May 31, 2007		1,225,000	10,650,000	$1.44
	Granted	-2,865,000	2,865,000	$0.29
	Exercised	-	-2,001,667	$0.38
	Cancelled	4,081,667	-4,081,667
Outstanding at May 31, 2008		2,441,667	7,431,667	$1.28
	Granted	-2,150,000	2,150,000	$0.12
	Exercised	-	-970,833	$-
	Cancelled	5,138,750	-5,138,750	-
Outstanding at November 30, 2008		5,430,417	3,472,084	$0.40

5,138,750 stock options were forfeited or cancelled during the six month period ended November 30, 2008.   No stock options expired during the six month period ended November 30, 2008.

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
$0.10-$0.50	2,250,000	9.49	$0.25		$736,611	9.17	$0.38	$-

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the Company's closing stock price of $0.048 on November 30, 2008, which would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. There were no stock option awards exercisable on November 30, 2008 at a price lower than the closing stock price of the Company’s common stock on that date.  The Company has not received any cash under the plan.  The Company recorded a net expense of $978,977 for the six month period ended November 30, 2008, including a one time credit of $343,485 for the cancellations during the period.  The Company has not had issuances under the plan during the six month period ended November 30, 2008 and as such has not recorded any expense as compensation from the plan.

14. COMMITMENTS AND CONTINGENCIES

Operating Lease:

Office space is rented under a non-cancelable operating lease agreements expiring through September 2009. Rent expense was $64,274 for the six month periods ended November 30, 2008, and $62,844 from inception (February 21, 2001) to November 30, 2008.

Future minimum rental payments are as follows:

Year Ending November 30, 2009	$ 28,774

The Company is subject to possible legal proceedings, claims, and litigation arising in the normal course of business. While the outcome of these matters is currently not determinable, the Company does not expect the resolutions of any such matters to have a material impact on the Company’s financial position, results of operations, or cash flows.

As of November 30, 2008 there is no other pending litigation involving the Company.

Executive Employment Agreement:

On October 1, 2008 the Company signed an employment agreement with Jorge Nigaglioni to employ Jorge as an Executive. Pursuant to the terms of the agreement Jorge is entitled to receive$180,000 annual salary, participate in Incentive Bonus Plan and granted stock based compensation in accordance with the terms and conditions of the Company’s Stock Incentive Plan. This agreement is effective from June 1, 2008 and ending on the second anniversary from the effective date.

On December 5, 2008, Jorge Nigaglioni notified the Company that he intends to resign as Chief Financial Officer of the Company effective as of December 31, 2008.

On October 1, 2008 the Company signed an employment agreement with Andrew Caminschi to employ Andrew as an Executive. Pursuant to the terms of the agreement Andrew is entitled to receive $180,000 annual salary, participate in Incentive Bonus Plan and granted stock based compensation in accordance with the terms and conditions of the Company’s Stock Incentive Plan. This agreement is effective from June 1, 2008 and ending on the second anniversary from the effective date.

On December 10, 2008, the Company entered into an Amendment to the Employment Agreement with Andrew Caminschi, its Senior Vice President of Business Development and a member of the Company’s board of directors, to change his compensation for his services as an officer of the Company with effect from January 1, 2009. The Company will decrease Mr. Caminschi’s cash compensation from $180,000 per annum to $120,000 per annum but will add compensation worth $60,000 per annum through the grant of shares of the Company’s common stock at prevailing market rates. The other terms of Mr. Caminschi’s employment with the Company, as set forth in an Employment Agreement, dated as of October 1, 2008, between the Company and Mr. Caminschi, have not changed.

On September 1, 2008 the Company revised the compensation package of William Bloking, President and Chairman of the Board of Directors, from $84,000 to $300,000 per annum, with effect from June 1, 2008, in recognition of his change in role from a Non-Executive Chairman to an Executive Chairman. This compensation structure will revert to the previous level ($84,000 per annum) upon the appointment of a new Chief Executive Officer and Mr. Bloking’s resumption of a non-executive role.

On December 10, 2008, KAL Energy, Inc., or the Company, entered into a Compensation Agreement with William Bloking, the Company’s President and Chairman of the board of directors, to change his compensation for his services. With effect from January 1, 2009, the Company will decrease Mr. Bloking’s cash compensation from $300,000 per annum to zero dollars per annum and in exchange compensate Mr. Bloking with a grant of shares of the Company’s common stock equal in value to the previous cash compensation at the prevailing market rate.

Non-Executive Director Agreement:

On September 1, 2008 the Company entered into Non-Executive Director Fee agreement with Antonio Varano to appoint Antonio as Non-Executive Director. Pursuant to the terms of the agreement Antonio is entitled to receive $50,000 in annual salary and receive Stock Awards and/or Stock Options.

On December 5, 2008, Antonio Varano notified the Company that he intends to resign as a member of the Company’s board of directors effective as of December 31, 2008.

Royalty Agreement:

On October 1, 2008, KAL Energy, Inc. (the "Company") entered into an Amendment No. 1 to Royalty Agreement (the "Amendment") with Concord International, Inc. ("Concord") and Thatcher Mining Pte. Ltd. ("Thatcher"), which amends the Royalty Agreement by and between the Company, Concord, Thatcher, Essendon Capital Ltd. ("Essendon") and Carlton Corp. ("Carlton") (the "Royalty Agreement"). Pursuant to the terms and conditions of the Royalty Agreement, the Company agreed to make certain royalty payments to Concord, Carlton and Essendon in connection with the production of thermal coal by the Company pursuant to certain mining concessions held by the Company. Essendon and Carlton assigned the distribution of all royalties under the Royalty Agreement to Concord on January 11, 2007.

The Amendment amends Sections 2.1 and 2.2 of the Royalty Agreement to modify the Company's royalty payment obligations to Concord as follows:

•	for all coal sales under $40.00 per metric ton, the Amendment reduces the royalty payment rate from $0.40 per metric ton, indexed annually with inflation, to $0.20 per metric ton fixed and flat;

•
for all coal sales over $40.00 per metric ton, the Amendment changes the royalty payment rate from $0.40 per metric ton, indexed annually with inflation, to the higher of $0.40 per metric ton or 0.65% of the price of coal per metric ton; and

•
the Company will make a one time payment to Concord of $15,000 at the time of the first sale of coal by the Company, Thatcher or their affiliates in exchange for Concord's agreement to waive all royalty payments by the Company for the first three years thereafter

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 and concern matters that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Discussions containing forward-looking statements may be found in the material set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this Quarterly Report. Words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable as of the date of this Quarterly Report, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from the views and expectations set forth in this Quarterly Report. We expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations. Readers are urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the risks, uncertainties, and other factors that affect our business, including without limitation the disclosures made under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Quarterly Report and the audited financial statements and the notes thereto and disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements” included in our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008. We obtained the market data and industry information contained in this Quarterly Report from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications, are reliable, we have not independently verified such information, and, as such, we do not make any representation as to its accuracy.

Results of Operations

Three-month period ended November 30, 2008 compared to the three-month period ended November 30, 2007

Revenue

We have not earned any revenue from our operations from the date of our inception on February 21, 2001 through November 30, 2008. Our activities have been financed from the proceeds of private placement offerings of our common stock. We do not anticipate earning any revenue until we have obtained additional capital to fund early production from our coal concessions.

Expenses

Exploration Expenses

Exploration expenses for the three month period ended November 30, 2008 decreased to $400,894, as compared to $946,506 for the three month period ended November 30, 2007. The decrease is related to the high expenditure rate from the initial work of the Phase II exploration phase of the PT Graha Panca Karsa, or Graha, concession and the continued work on site. We completed our initial exploration of the PT Bunyut Bara Mandiri, or Bunyut, concession during the quarter, as well as the aerial topography work of the Graha concession.

Stock-based Compensation Expense

Stock based compensation expense for the three month period ended November 30, 2008 decreased to $768,985, as compared to $1,551,245 for the three month period ended November 30, 2007. The decrease is due primarily to the cancellation of 8,370,417 stock option and restricted stock grants since November 30, 2007 against stock option and restricted stock grants of only 2,150,000 issued under our equity compensation plan.

General and Administrative Expense

General and administrative expense for the three month period ended November 30, 2008 decreased to $435,647, as compared to $475,374 for the three month period ended November 30, 2007. The decrease is mainly due to reductions in office rentals as part of our restructuring and relocation  into Indonesia.

Professional and Consulting Fees

Professional and consulting fees for the three month period ended November 30, 2008 increased to $443,523, as compared to $164,793 for the three month period ended November 30, 2007. The increase is due primarily to legal expenditures in relation to alleged fraud against us in relation to the Graha and Bunyut concessions.

Loss

Net loss for the three month period ended November 30, 2008 decreased to $(2,034,822), as compared to a net loss of $(3,128,844) for the three month period ended November 30, 2007. The reduction of loss was due primarily to reductions in exploration expenditures, reductions in our administrative costs and reductions due to the cancellation of stock option and restricted stock grants issued under our equity compensation plan as described above. We have not attained profitable operations and are dependent upon obtaining additional financing to move from our exploration activities to our initial production. Our proforma losses increased to $(17,788,919) due primarily to continued spending on our exploration programs.

Six-month period ended November 30, 2008 compared to the six-month period ended November 30, 2007

Revenue

We have not earned any revenue from our operations from the date of our inception on February 21, 2001 through November 30, 2008. Our activities have been financed from the proceeds of private placement offerings of our common stock. We do not anticipate earning any revenue until we have obtained additional capital to fund early production from our coal concessions.

Expenses

Exploration Expenses

Exploration expenses for the six month period ended November 30, 2008 decreased to $780,810, as compared to $2,372,251 for the six month period ended November 30, 2007. The decrease is related to the high expenditure rate from the completion of the Phase I exploration phase of the Graha concession and the initial work on Phase II in the fall of 2007. Our operations in 2008 have focused on the initial exploration work on the Bunyut concession and completion of the aerial topography of the Graha concession.

Stock-based Compensation Expense

Stock based compensation expense for the six month period ended November 30, 2008 decreased to $978,977, as compared to $3,078,640 for the six month period ended November 30, 2007. The decrease is due primarily to the cancellation of 8,370,417 stock option and restricted stock grants since November 30, 2007 against stock option and restricted stock grants of only 2,150,000 issued under our equity compensation plan. We recorded a one time credit of $343,585 during the six month period ended November 30, 2008 for unvested grants cancelled during the quarter. We have expensed $3,356,504 for cancelled grants that vested but were not exercised since the inception of the plan.

General and Administrative Expense

General and administrative expense for the six month period ended November 30, 2008 increased to $957,560, as compared to $851,461 for the six month period ended November 30, 2007. The increase is due primarily to an increase in executive salaries and relocation costs related to the relocation of our principal executive offices.

Professional and Consulting Fees

Professional and consulting fees for the six month period ended November 30, 2008 increased to $731,420, as compared to $375,070 for the six month period ended November 30, 2007. The increase is due primarily to legal expenditures in relation to alleged fraud against us in relation to the Graha and Bunyut concessions.

Loss

Net loss for the six month period ended November 30, 2008 increased to $(3,370,819), as compared to a net loss of $(6,655,514) for the six month period ended November 30, 2007. The reduction of loss was due primarily to reductions in exploration expenditures, reductions in the administrative costs of the company and the reductions due to the cancellation of stock option and restricted stock grants issued under our equity compensation plan as described above. We have not attained profitable operations and are dependent upon obtaining additional financing to move from our exploration activities to our initial production. Our proforma losses increased to $(17,788,919) due primarily to continued spending on our exploration programmes.

Capital Resources

As of November 30, 2008, we had current assets of $354,877, consisting of $122,295 in cash and cash equivalents, $16,766 in other receivables and $215,817 in prepaid expenses and deposits. This represents a decrease of $1,788,921 from May 31, 2008. We have not completed our fundraising efforts and have used our cash reserves during the quarter to fund our operations. We will become insolvent in January 2009 unless we receive additional funds to support our operations or enter into strategic partnerships to cover forward expenses.

Liabilities

As of November 30, 2008, we had liabilities of $1,107,773, consisting of accounts payable and accrued expenses of $1,107,773. This represents a decrease of $189,686 from May 31, 2008. We issued $700,000 of shares of our common stock during the quarter that were recorded as a liability as of May 31, 2008. That was partially offset by an increase in liabilities from operations incurred during the six month period.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Pursuant to Item 305(e) of Regulation S-K, we are not required to provide the information required by this Item 3.

Item 4.  Controls and Procedures

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, our management recognized that any system of controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

 Our management, under the supervision and with the participation of our principal executive officer and our principal financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based upon their evaluation of our disclosure controls and procedures, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report on Form 10-Q to ensure that the information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, and to ensure that the information required to be disclosed by us in reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the fiscal quarter ended November 30, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 6.  Exhibits.

The exhibits set forth below are filed as part of this Quarterly Report on Form 10-Q:

Exhibit Number	Description

10.1
Amendment to Employment Agreement, dated as of December 10, 2008, by and between KAL Energy, Inc. and Andrew Caminschi (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2008).†

10.2
Compensation Agreement, dated as of December 10, 2008, by and between KAL Energy, Inc. and William Bloking (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2008).†

31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a) under the Securities Exchange Act of 1934.*
31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a) under the Securities Exchange Act of 1934.*
32.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(b)/15d-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350.*(1)
32.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(b)/15d-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350.*(1)

*	Filed herewith.
(1)	Furnished herewith and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
†	Indicates management contract or compensatory plan or arrangement

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KAL ENERGY, INC.

Dated: January 19, 2009	/s/ William Bloking
William Bloking President and Chairman of the Board of Directors (Principal Executive Officer)

Dated: January 19, 2009	/s/ Andrew Caminschi
Andrew Caminschi Chief Financial Officer (Principal Financial Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2008

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center 14th Floor Jl. Jenderal Sudirman Kav. 29-31 Jakarta, Indonesia	12920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (62) 21 5211110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act 17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2008, KAL Energy, Inc., or the Company, entered into a Compensation Agreement with William Bloking, the Company’s President and Chairman of the board of directors, to change his compensation for his services. The Company will decrease Mr. Bloking’s cash compensation from $300,000 per annum to zero dollars per annum and in exchange compensate Mr. Bloking with a grant of shares of the Company’s common stock equal in value to the previous cash compensation at the prevailing market rate.

On December 10, 2008, the Company entered into an Amendment to the Employment Agreement with Andrew Caminschi, its Senior Vice President of Business Development and a member of the Company’s board of directors, to change his compensation for his services as an officer of the Company. The Company will decrease Mr. Caminschi’s cash compensation from $180,000 per annum to $120,000 per annum and in exchange compensate Mr. Caminschi with a grant of shares of the Company’s common stock equal in value to the previous cash compensation at the prevailing market rate. The other terms of Mr. Caminschi’s employment with the Company, as set forth in an Employment Agreement, dated as of October 1, 2008, between the Company and Mr. Caminschi, have not changed.

On December 5, 2008, Jorge Nigaglioni notified the Company that he intends to resign as Chief Financial Officer of the Company effective as of December 31, 2008. Mr. Nigaglioni is resigning for personal reasons and not as a result of any disagreement with the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) on any matter relating to the Company’s operations, policies or practices. Mr. Caminschi will assume the role of Chief Financial Officer for the Company, effective December 31, 2008.

On December 5, 2008, Antonio Varano notified the Company that he intends to resign as a member of the Company’s board of directors effective as of December 31, 2008. Mr. Varano is resigning for personal reasons and not as a result of any disagreement with the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) on any matter relating to the Company’s operations, policies or practices. The Company will not immediately appoint a new director to fill the vacant position.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Amendment to Employment Agreement, dated as of December 10, 2008, by and between KAL Energy, Inc. and Andrew Caminschi.†
10.2	Compensation Agreement, dated as of December 10, 2008, by and between KAL Energy, Inc. and William Bloking. †

† Indicates management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAL ENERGY, INC.

December 10, 2008	By:	/s/ William Bloking
William Bloking
President

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to Employment Agreement, dated as of December 10, 2008, by and between KAL Energy, Inc. and Andrew Caminschi.†
10.2	Compensation Agreement, dated as of December 10, 2008, by and between KAL Energy, Inc. and William Bloking.†

† Indicates management contract or compensatory plan or arrangement